Exhibit 99.1

Interlink Electronics, Inc. Announces

Charles C. Best Appointed Chief Financial Officer and

Paul D. Meyer Named Executive Vice President

Camarillo, California – August 18, 2005 – Interlink Electronics, Inc. (NASDAQ: LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced that Charles C. Best has been appointed Chief Financial Officer of the Company. Mr. Best joined the Company earlier this year with more than two decades of public and private accounting experience. He has previously acted as chief financial officer for both public and privately held companies in all phases of growth. Mr. Best is a CPA and holds a Bachelor of Science degree in Business Administration from San Diego State University.

Paul D. Meyer was appointed Executive Vice President, reporting to E. Michael Thoben, Chairman, CEO and President. Mr. Meyer has been with the Company fifteen years and has served as Chief Financial Officer for the past eleven years. Mr. Meyer holds a Bachelor of Arts degree in Economics from the University of California, Los Angeles.

“Mr. Meyer and Mr. Best have very complimentary skills and they will be a strong team to help the Company not only with the ever increasing burden of financial and accounting matters, but also at strengthening our strategic relationships and international operations,” said Mr. Thoben. “We believe that Mr. Meyer devoting substantially all of his focus on corporate growth and development and Mr. Best assuming the responsibilities of Chief Financial Officer will help support and strengthen the management and leadership of the Company.”

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, its Business Communications,

E-Transactions, Home Entertainment and Specialty Components businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers who buy through its OEM channel include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves an international customer base from its corporate headquarters in Camarillo, California and offices in Tokyo, Hong Kong and China. The Company currently holds numerous patents on sensor technologies, e-signature technologies, wireless communication protocols and product design properties. See Interlink Electronics online at http://www.interlinkelectronics.com or in Japan at http://www.interlinkelec.co.jp.

Contacts:

Interlink Electronics
546 Flynn Road
Camarillo, CA 93012
805-484-8855
Michelle Lockard	Keith Roberts
Investor Relations	Public Relations
mlockard@Interlinkelectronics.com	kroberts@interlinkelectronics.com